June 4, 2015

United States Securities and Exchange Commission

100 F Street N. E.

Washington, DC 20549

United States

Commission File Number: 333-159300

Dear Sirs:

Re: Gold Torrent, Inc. (the “Company”)

We wish to confirm that we have read Item 4.01 of Form 8-K of the Company dated June 4, 2015 filed with the United States Securities and Exchange Commission and that based on our current knowledge we are in agreement with the information contained under Item 4.01 as they relate to our firm.

Yours very truly,

Smythe Ratcliffe LLP

Chartered Accountants

Smythe Ratcliffe LLP is a member of PKF International Limited and PKF North American Network, which are two separate associations of legally independent member firms.	7th Floor 355 Burrard St Vancouver, BC V6C 2G8 Tel: 604 687 1231 Fax: 604 688 4675 smytheratcliffe.com